PRESS RELEASE	EXHIBIT 99.1

Scripps Networks Interactive acquires Asian Food Channel

Region’s top, food-focused network added to growing international portfolio

For immediate release

April 14, 2013

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI), which has made international expansion a top strategic priority, is strengthening its competitive position in Asia with the acquisition today of the Asian Food Channel (AFC), the region’s leading food-focused pay television network.

The Asian Food Channel, which is based in Singapore, reaches about 8 million subscribers in 11 markets. With the addition of the Asian Food Channel, Scripps Networks Interactive now has three lifestyle television brands that it is marketing in the region. Food Network and Travel Channel also are distributed in Asia.

“Asia and the rapid growth in pay television households throughout the region hold great promise for Scripps Networks Interactive and its international ambitions,” said Kenneth W. Lowe, the company’s chairman, president and chief executive officer. “Acquiring the Asian Food Channel significantly expands our presence in key growth markets and provides us with a solid foundation on which to build a growing lifestyle media business in the region. The channel aligns perfectly with our lifestyle programming focus.”

The Asian Food Channel broadcasts 24 hours a day, seven days a week and leverages a substantial library of acquired Asian and international video content as well as a growing number of originally-produced programs. The network generates revenues through regional and local advertising sales as well as fees from pay television operators.

“We have built AFC from scratch over eight years to become a well-recognized brand in the region with a top management team that will help Scripps expand its presence across the Southeast Asia region,” said Maria Brown, co-founder and chief executive officer of the Asian Food Channel. “As an entrepreneur, I am enormously proud to see our company take this next step in its evolution. I look forward to seeing the Asian Food Channel continue to grow as part of the Scripps Networks Interactive family and as one of their leading lifestyle brands.”

Derek Chang, who was appointed recently as managing director of the Asia Pacific region for Scripps Networks Interactive, will oversee the management and integration of the Asian Food Channel. He also will oversee operations of Scripps Networks Interactive’s existing networks in the region.

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Scripps Networks Interactive has been expanding its international operations starting in 2009 with the launch of the Food Network in the United Kingdom and other markets in the Europe, Middle East and Africa (EMEA) region. In 2012, the company acquired the London-based international operations of the Travel Channel. Food Network and Travel Channel are distributed in selected markets in Asia. Scripps Networks Interactive is in partnership with BBC Worldwide through its 50-percent ownership of UKTV, which operates a suite of 10 general entertainment and lifestyle channels in the U.K. The company also is in partnership with Shaw Communications, which operates HGTV, Food Network and DIY Network in Canada.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the world’s leading developers of lifestyle-oriented content for television and the Internet, generating more than 2,000 hours a year of original on-air programming. The company’s television programming can be seen in 170 countries across all seven continents. Its media portfolio includes popular lifestyle and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

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